Exhibit 99.1

Emmaus Life Sciences Reports Quarterly Financial Results

Torrance CA, September 10, 2024 - Emmaus Life Sciences, Inc. (OTC Markets: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the year quarters ended March 31 and June 30, 2024.

Recent Highlights

“As previously reported, after increasing annual net revenues in 2023 by nearly 61% as compared to 2022 we suffered a 55% decline in net revenues for the six months ended June 30 due to a prolonged shortage of inventory beginning in February and a further interruption in Supply beginning in mid-June that extended into August,” noted Willis Lee, Chairman and Chief Executive Officer of Emmaus. “While our packager has resumed the production of new inventory and we have begun fulfilling back orders, we do not currently expect net revenues for the full year to reach the level achieved in 2023,” he added.

“We are working with alternative manufacturers to avoid similar shortages in the future,” remarked George Sekulich, Chief Commercial Officer. “We also are assessing the possible effect on Endari sales and net revenues of the recent launch of a generic L-Glutamine Oral Powder,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the six months ended June 30 were $7.9 million, compared to $17.5 million in the same period in 2023. The decrease was primarily attributable to repeated delays in the production of finished goods inventory at our packager.

Operating Expenses. Total operating expenses for the six months were $9.5 million compared with $14.4 million in the comparable period in 2023. The decrease was due primarily to decreases of $3.4 million in general and administrative expenses, $1.3 million in selling expenses, and $0.2 million in research and development expenses.

Income (Loss) From Operations. Loss from operations for the six months was $2.2 million compared to income from operations of $2.2 million in the same period in 2023. The decrease resulted from lower net revenues described above, partially offset by decreased operating expenses compared to 2023.

Other Expense. The company incurred other expense of $4.4 million for the six months compared to $7.2 million in the same period in 2023. The decrease was due primarily to an increase of $1.0 million in gain on debt restructuring, a decrease of $2.5 million in foreign exchange loss, and a $1.0 million decrease in net loss on equity method investment, partially offset by a $1.4 million decrease in change in fair value of embedded conversion option of convertible promissory notes.

Net Loss. For the six months, the company realized a net loss of $6.5 million, or $0.10 per share based on approximately 62.6 million weighted average basic common shares, compared to a net loss of $5.0 million, or $0.10 per share based on approximately 51.8 million weighted average basic and diluted common shares in the comparable period in 2023. The increase in net loss was primarily attributable to the decrease in income from operations, partially offset by the decrease in other expense.

Liquidity and Capital Resources. At June 30, 2024, the company had cash and cash equivalents of $1.5 million, compared with $2.5 million at December 31, 2023.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual's red blood cells to distort into a "C" or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected net revenues for the full year 2024 and the possible effect on Endari sales and net revenues of the introduction of competing generic drugs. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need to restructure or refinance its existing indebtedness and raise additional funds from related-party loans, third-party loans or other financing to meet its current liabilities and fund its business and operations and doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Revenues, Net	$5,377	$10,759	$7,883	$17,512
Cost of Goods Sold	241	508	498	937
Gross Profit	5,136	10,251	7,385	16,575
Operating Expenses	4,554	6,925	9,543	14,414
Income (Loss) from Operations	582	3,326	(2,158)	2,161
Total Other Expenses	(2,735)	(4,918)	(4,350)	(7,155)
Net Loss	(2,184)	(1,558)	(6,532)	(5,009)
Comprehensive Income (Loss)	(3,708)	1,305	(9,766)	(2,504)
Net Loss Per Share	$(0.03)	$(0.03)	$(0.10)	$(0.10)
Weighted Average Common Shares Outstanding	63,355,121	52,865,353	62,600,542	51,793,445

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	June 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$1,525	$2,547
Accounts receivable, net	4,598	5,524
Inventories, net	1,628	1,711
Prepaid expenses and other current assets	1,261	1,727
Total Current Assets	9,012	11,509
Property and equipment, net	54	59
Right of use assets	1,903	2,337
Investment in convertible bond	14,662	20,978
Other assets	308	296
Total Assets	$25,939	$35,179

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$18,920	$17,725
Conversion feature derivative, notes payable	2,800	451
Notes payable, current portion	7,879	8,215
Convertible notes payable, net of discount	16,329	16,383
Other current liabilities	18,097	18,733
Total Current Liabilities	64,025	61,507
Other long-term liabilities	18,928	21,428
Total Liabilities	82,953	82,935
Stockholders’ Deficit	(57,014)	(47,756)
Total Liabilities & Stockholders’ Deficit	$25,939	$35,179